Exhibit 10.5

QUOTIENT BIODIAGNOSTICS HOLDINGS LIMITED

- and -

ROLAND BOYD

SERVICE AGREEMENT

INDEX

1. DEFINITIONS AND INTERPRETATION	1

2. APPOINTMENT	3

3. TERM	3

4. DUTIES OF THE EXECUTIVE	3

5. INTERESTS IN OTHER BUSINESSES	4

6. HOURS OF WORK	5

7. PRINCIPAL PLACE OF WORK	5

8. SALARY	5

9. EXPENSES	6

10. PENSION	6

11. COMPANY CAR/CAR ALLOWANCE	6

12. PRIVATE MEDICAL INSURANCE	7

13. DEATH BENEFITS	7

14. HOLIDAYS	7

15. SICKNESS OR INJURY	8

16. TERMINATION OF AND SUSPENSION FROM EMPLOYMENT	9

17. OBLIGATIONS DURING EMPLOYMENT	12

18. OBLIGATIONS AFTER EMPLOYMENT	15

19. DISCIPLINARY AND GRIEVANCE PROCEDURE	16

20. COLLECTIVE AGREEMENTS	17

21. DEDUCTIONS	17

22. ENTIRE AGREEMENT	17

23. DATA PROTECTION	17

24. RELEASES AND WAIVERS	18

25. GOVERNING LAW AND JURISDICTION	18

THIS AGREEMENT is made on 14 August 2012

BETWEEN:

1.	QUOTIENT BIODIAGNOSTICS HOLDINGS LIMITED (company number 109886, Jersey) whose registered office is at PO Box 1075, Elizabeth House, 9 Castle Street, St Helier, Jersey JE4 2QP, Channel Islands (“the Company”) and

2.	ROLAND BOYD of 5 Trench Knowe, Edinburgh, EH10 7HL (“the Executive”)

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

“Agreement” means this Agreement (including any schedule or annexure to it and any document referred to in it or in agreed form);

“Board” means the board of directors of the Company from time to time and includes any committee of the Board duly appointed by it;

“Business” means the manufacture and sale of blood-typing reagents and associated technologies and any trade or other commercial activity which is carried on by the Group, or which the Group shall have determined to carry on with a view to profit in the immediate or foreseeable future;

“Confidential Information” any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to the Group including but not limited to information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service, secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Group, lists or details of clients, potential clients or suppliers or the arrangements made with any client or supplier and any information in respect of which the Group owes an obligation of confidentiality to any third party;

“Duties” means the duties of the Executive as set out in Clause 4;

“Employment” means the Executive’s employment under this Agreement;

“Group” means the Company and its subsidiaries;

“Chairman” means any person holding office as Chairman of the Company from time to time, including any person exercising substantially the functions of a Chairman of the Company;

“Recognised Investment Exchange” means as defined in Section 207, Financial Services Act 1986;

“Relevant Period” means the period of 12 months ending with the Termination Date;

“Restricted Business” means any part of the Business in which the Executive shall have been directly concerned in the course of the Employment at any time in the Relevant Period;

“Termination Date” means the date on which the Employment terminates.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	words in the singular include the plural and vice versa and words in one gender include any other gender;

1.2.2	a reference to a statute or statutory provision includes:

1.2.2.1	any subordinate legislation (as defined in Section 21(1), Interpretation Act 1978) made under it; and

1.2.2.2	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

1.3	a reference to:

1.3.1	a “person” includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

1.3.2	clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

1.4	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement; and

1.5	except where otherwise stated, words and phrases defined in the City Code on Take-overs and Mergers or in the Companies Act 1985 have the same meaning in this Agreement.

2.	APPOINTMENT

2.1	The Company appoints the Executive and the Executive agrees to serve as Group Chief Financial Officer of the Group or in such other capacity as the Company may from time to time require on the terms set out in this Agreement.

2.2	The Executive warrants that he is free to enter into this Agreement and is not bound by, nor subject to any court order, arrangement, obligation, restriction or undertaking (contractual or otherwise) which prohibits or restricts the Executive from entering into this Agreement or performing the Duties.

3.	TERM

The Employment will commence on 14 August 2012 and unless terminated in accordance with Clause 15, shall, subject to Clause 16 continue until terminated by either party giving to the other not less than 6 months’ prior written notice.

4.	DUTIES OF THE EXECUTIVE

4.1	The Executive shall carry out such duties as Group Chief Financial Officer and as may be agreed between the Executive and the Board from time to time and exercise the powers consistent with such duties.

4.2	The Executive shall at all times during the Employment:

4.2.1	devote the whole of his time, attention, skill and ingenuity during working hours to his duties under this Agreement;

4.2.2	faithfully and using his best endeavours carry out all work consistent with his position which may be required of him;

4.2.3	comply with all the Company’s rules, regulations, policies and procedures from time to time in force;

4.2.4	perform the Duties faithfully and diligently;

4.2.5	obey all lawful and reasonable directions of the Board, observe such restrictions or limitations as may from time to time be imposed by the Board upon the Executive’s performance of the Duties and implement and abide by any relevant Company policy which may be promulgated or operated in practice from time to time;

4.2.6	use best endeavours to promote the interests of the Group and shall not do or willingly permit to be done anything which is harmful to those interests; and

4.2.7	keep the Board fully informed (in writing if so requested) of the Executive’s conduct of the business or affairs of the Group and provide such explanations as the Board may require.

5.	INTERESTS IN OTHER BUSINESSES

5.1	During the Employment the Executive will not, without the prior written consent of the Company’s Board, be engaged, concerned or interested in any business or undertaking whatsoever other than the business of the Company (except as the owner for investment of shares and other securities quoted on a public stock exchange and not exceeding 1% of the total issued shares of any company).

5.2	Notwithstanding clause 5.1, the Executive shall be entitled to devote time to his and other outside interests and business activities but only to the extent that the discharge of his duties under this Agreement is not impaired as a result. The Company shall be entitled to withdraw the consent given by this clause to pursue such activities at any time if it believes that to continue with them would no longer be in the best interests of the Group provided however that in the event the Company withdraws such consent the Executive shall be entitled to fulfil any and all commitments that he has already committed to undertake on dates and times after the time at which consent is withdrawn.

6.	HOURS OF WORK

6.1	The Executive’s hours of work shall be the Company’s normal office hours (37.5 hours per week) and such further hours as may be necessary for the proper discharge of the Duties. The Executive shall not be entitled to receive any additional remuneration for work outside the Company’s normal office hours.

6.2	The Executive acknowledges that he may work in excess of an average of 48 hours in any one period of seven calendar days if so requested by the Company and consents to do so. The Executive may withdraw such consent by giving no less than 3 month’s prior notice in writing to the Company of such withdrawal.

7.	PRINCIPAL PLACE OF WORK

7.1	The Executive’s principal place of work shall be the Bush Estate, Pentlands Science Park, Edinburgh or anywhere else within the United Kingdom or abroad as shall be agreed between the parties.

7.2	The Executive shall travel to and work on a temporary basis from such locations within the UK and abroad as the Board may reasonably require for the performance of her Duties.

8.	SALARY

8.1	During the Employment the Company shall pay to the Executive a basic salary at the rate of £100,000 per annum. This salary shall accrue from day to day, be payable by equal monthly installments in arrears on or before the last day of each month.

8.2	The Executive’s basic salary shall be reviewed by the Board from time to time. Any increase in the Executive’s salary consequent upon such review will be effective from the effective date specified by the Board.

8.3	The Executive may be eligible to participate in the Company Bonus Scheme. The scheme allows for the Executive to receive up to a maximum equivalent of 33.33% of his basic salary depending on his performance. The details will be confirmed with the Executive prior to such scheme commencing, the amount of which, if any, is to be determined by the Board in its absolute discretion.

9.	EXPENSES

9.1	The Company shall reimburse to the Executive all expenses reasonably and properly incurred by the Executive in the performance of the Duties subject to the production of such receipts or other evidence of expenditure as the Company may reasonably require.

9.2	Any credit card or charge card supplied to the Executive by the Company shall be used solely for expenses incurred by the Executive in carrying out the Duties. Any such card must be returned by the Executive to the Company immediately upon the Company’s request.

10.	PENSION

10.1	The Company will make a matched monthly contribution of up to 6% of the Executive’s basic gross salary into the Company’s group personal pension arrangement with Scottish Equitable or other such scheme as nominated by the Executive from time to time. The Executive should note that this is actually a personal scheme and therefore open to customization by the Executive. Further details are available from Human Resources.

10.2	No contracting-out certificate pursuant to the Pension Schemes Act 1993 is in force in respect of the Employment.

11.	COMPANY CAR/CAR ALLOWANCE

11.1	Subject to the Company Car policy and provided that the Executive holds a current full driving license, he may be entitled to either:

11.1.1	A company car, up to a maximum on-the-road value of £35,000; or

11.1.2	A company car allowance of £550 per month.

11.1.3	No private fuel allowance is payable.

11.1.4	Further details relating to the Company Car policy will be available from Human Resources.

11.1.5	The Executive should note that these are taxable benefits. The Executive will be informed as to the level of taxable deduction once he has elected to benefit from either a company car or car allowance and this deduction will be made from his salary.

12.	PRIVATE MEDICAL INSURANCE

The Executive is entitled to private medical insurance cover for himself, his spouse and his dependents, subject to the terms of the insurer’s policy from time to time in force. Further details are available from Human Resources. The Executive should note that this is a taxable benefit.

13.	DEATH BENEFITS

The Executive is entitled to death benefits equivalent to 4 x basic salary, subject to the terms and conditions of the Company’s insurance policy from time to time in force. Further details are available from Human Resources.

14.	HOLIDAYS

14.1	The Company’s holiday year runs from 1 June to 31 May.

14.2	In addition to public or statutory holidays, the Executive is entitled to 30 working days’ paid holiday in each holiday year.

14.3	Holiday must be taken at such time or times as are agreed with the Chief Executive Officer.

14.4	In exceptional circumstances, the Executive may carry forward up to 5 days of unused holiday entitlement to a subsequent holiday year, subject to the prior written consent of the Chief Executive Officer. Except on termination of employment, no payment will be made in lieu of any unused holiday entitlement.

14.5	For the holiday year during which the Employment terminates, the Executive’s entitlement to holiday accrues on a pro rata basis of 1/12 of annual holiday for each complete month of the Employment during that holiday year.

14.6	On termination of the Employment the Executive shall be entitled to pay in lieu of any outstanding holiday entitlement and shall be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement. The basis for calculating the payment and repayment shall be 1/261 of the Executive’s annual basic salary for each holiday day.

14.7	The Company may require the Executive to take any outstanding accrued holiday during a period of notice of termination of the Employment. Other than at the request of, or with the permission of, the Company, the Executive may not take holiday during a period of notice of termination of Employment.

15.	SICKNESS OR INJURY

15.1	If unable to perform the Duties due to sickness or injury the Executive shall report this fact as soon as possible on the first working day of incapacity to the Chief Executive Officer and provide, so far as practicable, an expected date of return to work.

15.2	To be eligible for sick pay under clause 15.3, the Executive must supply the Company with such certification of sickness or injury as the Company may require and otherwise comply with the Company’s sickness absence rules and procedures.

15.3	If the Executive shall be absent due to sickness or injury duly certified in accordance with the Company’s requirements the Executive shall be paid full basic salary and other benefits provided for in this Agreement for up to 26 weeks’ absence and following upon that period of 26 weeks, 26 further weeks at the rate of one half of basic salary and other benefits provided for in this Agreement in any period of 12 consecutive months.

15.4	Any remuneration paid under sub-clause 15.3 shall be inclusive of any Statutory Sick Pay to which the Executive is entitled or other benefits recoverable by the Executive (whether or not recovered) that may be deducted from it.

15.5	The Executive accepts that with his consent (such consent not to be unreasonably withheld or delayed) at any time during the Employment, the Executive shall, at the request and expense of the Company:

15.5.1	consent to an examination by a doctor to be selected by the Company; and

15.5.2	authorise this doctor to disclose to and discuss with the Company’s medical adviser, or other nominated officer of the Company, the results of or any matter arising out of this examination.

16.	TERMINATION OF AND SUSPENSION FROM EMPLOYMENT

16.1	Subject to the remainder of this Clause 16, the Company may terminate the Executive’s employment by serving notice upon him in accordance with Clause 3.

16.2	Immediate dismissal

16.2.1	The Company may by written notice terminate the Employment without notice or pay in lieu of notice if the Executive:

16.2.1.1	commits any act of gross misconduct or is guilty of any conduct which may in the reasonable opinion of the Board, bring the Company into disrepute or is calculated or likely prejudicially to affect the interests of the Company, whether or not the conduct occurs during or in the context of the Executive’s Employment;

16.2.1.2	is convicted of any criminal offence punishable with imprisonment (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended); or

16.2.1.3	commits any act of dishonesty relating to the Company, any of its employees or otherwise;

16.2.1.4	commits a material breach of the terms and conditions of this Agreement or repeats or continues (after a written warning) any other breach of such terms and conditions, including any failure to carry out the Duties efficiently, diligently or competently;

16.2.1.5	becomes of unsound mind or a patient within the meaning of the Mental Health Act 1983 so that in the opinion of the Board he is unable to perform the Duties; or

16.2.1.6	becomes bankrupt or makes any arrangement or composition with his creditors generally.

16.3	Suspension

In order to investigate a complaint against the Executive of misconduct the Company may suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold any appropriate disciplinary hearing.

16.4	Dismissal due to ill-health

Subject to the Equality Act 2010, if the Executive is incapable of performing the Duties due to ill health or accident for a period or periods aggregating at least 26 weeks in any period of 12 months the Company may, by not less than 1 month’s prior written notice (or the statutory minimum notice if longer) given at any time whilst such incapacity continues and terminate the Employment.

16.5	Pay in lieu

On either party serving notice for any reason to terminate the Employment or at any time during the currency of such notice, the Company may elect (but shall not be obliged) to terminate the Employment with immediate effect by notifying the Executive in writing that the Employment is being terminated pursuant to this Clause and undertaking to pay to the Executive a sum equivalent to the Executive’s basic salary and contractual benefits for the unexpired portion of the Executive’s contractual notice entitlement. The Company will pay the salary and contractual benefits due and payable under this sub-clause (subject to deduction of tax and national insurance contributions at source) at the next available pay period after the Termination Date.

16.6	Garden leave

16.6.1	After notice to terminate the Employment has been given by the Executive or the Company, the Company may for all or part of the duration of the notice period in its absolute discretion:

16.6.1.1	require the Executive not to perform any of the Duties;

16.6.1.2	require the Executive not to have any contact with clients of the Company;

16.6.1.3	require the Executive not to have any contact with such employees or suppliers of the Company as the Company shall determine;

16.6.1.4	require the Executive to disclose any attempted contact with him made by any client, employee or supplier with whom the Executive has been required to have no contact pursuant to this clause.

16.6.1.5	require the Executive to take any accrued holiday entitlement or prohibit the Executive from taking any accrued holiday entitlement except with the prior written approval of the Chief Executive;

provided always that throughout the period of any such action and subject to the other provisions of this Agreement the Executive’s salary and contractual benefits shall not cease to accrue or be paid.

16.6.2	The Executive acknowledges that such action taken on the part of the Company shall not constitute a breach of this Agreement of any kind whatsoever nor shall the Executive have any claim against the Company in respect of any such action.

16.6.3	The Executive acknowledges that during any such period of garden leave, the terms of this Agreement and the obligations owed by the Executive generally to the Company, including without limitation the Executive’s duties of good faith and fidelity to the Company shall continue.

16.6.4	During any such period of garden leave the Executive must not work for any other person or on his own account and shall remain readily contactable and available to work for the Company. Should the Executive fail to be available for work at any time having been requested by the Company to do so, the Executive’s right to salary and contractual benefits in respect of such period of non-availability shall be forfeit notwithstanding any other provision of this Agreement.

16.7	Effect of termination

16.7.1	On the Termination Date or at any time after notice is given by the Company or the Executive to terminate the Employment, the Executive shall, at the request of the Board resign (without prejudice to any claims which he may have against the Company arising out of the Employment or its termination) from all and any offices which he may hold as a director of the Company and from all other appointments or offices which he holds as nominee of representative of the Company; and

16.7.2	If the Executive should fail to do so within 7 days the Company is irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignation(s).

17.	OBLIGATIONS DURING EMPLOYMENT

17.1	Assignment of Intellectual Property Rights

17.1.1	It is agreed that the Executive is in a position of special responsibility and under a special obligation to further the interests of the Group. Accordingly, any discovery, invention, secret process or improvement in procedure discovered, invented, developed or devised by the Executive during his employment with the Company (and whether or not in conjunction with a third party) affecting or relating to the business of the Group or capable of being used or adapted for use in it, shall immediately be disclosed by the Executive to the Board of the Company and, subject to such rights as the Executive may have under the Patents Act 1977, will belong to and be the absolute property of the Company.

17.1.2	The Executive acknowledges that the Company or its subsidiaries are the sole owner of any and all Intellectual Property Rights and insofar as any of the Intellectual Property Rights are not vested in the Company or its subsidiaries and in consideration of the salary payable to the Executive by the Company the Executive assigns to the Company with full title guarantee the entire copyright (including future copyright) and all other rights and interests of whatsoever nature in and to the Intellectual Property Rights and relating to the Company or its subsidiaries together with the right to take proceedings and recover damages and obtain all other remedies for past infringements in respect thereof throughout the Universe for the full period of copyright (and of any analogous rights) and all revivals, renewals, extensions and novations thereof and thereafter (so far as possible) in perpetuity together with the right to the same in any manner and through any media as the Company shall in its absolute discretion decide.

17.1.3	The Executive shall transfer to the Company all relevant lending and rental rights arising out of the Intellectual Property Rights throughout the world and the Executive irrevocably and unconditionally confirms that the remuneration payable to him under the terms of this Contract of Employment includes equitable remuneration for the right to exploit all rental rights.

17.1.4	The Executive unconditionally and irrevocably waives all moral rights conferred by the Copyright Designs and Patents Act 1988 and all other moral and author’s rights of a similar nature under the laws of any other jurisdiction.

17.1.5	For the purposes of this Clause 17 “Intellectual Property Rights” shall mean all copyrights, patents, utility models, trademarks, rights in designs, database rights, goodwill, in each case whether registered or unregistered or the subject of a pending application for registration, all legal rights protecting the confidentiality of any information or materials and all other rights of a similar nature anywhere in the world in any work created by the Executive during his employment by the Company and in respect of the Company and its subsidiaries.

17.1.6	The Executive shall, at the expense of the Company and upon its request (during your employment by the Company) execute all such documents as may be necessary to vest such rights, title and interest in the Company.

17.1.7	The Executive shall, at the expense of the Company and upon its request (during your employment by the Company) execute all such documents as may be necessary to vest such rights, title and interest in the Company.

17.2	Power of attorney

The Executive irrevocably appoints the Company as his attorney in his name and on his behalf to execute documents, to use his name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominee the full benefit of the provisions of Clause 17 and a certificate in writing signed by any director or the Company Secretary that any instrument or act falls within the authority conferred by this paragraph shall be conclusive evidence that such is the case so far as any third party is concerned.

17.3	Conflict of interest

17.3.1	During the Employment, the Executive shall not:

17.3.1.1	other than in the proper performance of his duties directly or indirectly disclose divulge or communicate to any person or persons whatsoever or make use of any Confidential Information to which you have or may in the course of your employment become aware of relating to the business of the Company.

17.3.1.2	at any time (whether during or outside normal working hours) take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture that is in or is intended to enter into competition with the Business.

17.3.2	The Executive shall promptly disclose in writing to the Board all his interests (including but not limited to shareholdings and directorships) in any businesses, whether or not of a commercial or business nature.

17.3.3	The Executive shall not, at any time during the Employment, whether directly or indirectly be employed, engaged or concerned in any capacity whatsoever in the conduct of any activity or business which is similar to or competes with any activity or business carried on by the Company (except as a representative of the Company or with the written consent of the Board.)

17.3.4	The Executive shall, at any time during the Employment or following its termination at the request of the Company return to the Company or, at the Company’s request, shall destroy:

17.3.4.1	any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information (including, without limitation, Confidential Information) relating to the Company’s business created by, in the possession of or under the control of the Executive; and

17.3.4.2	any other property of the Company in his possession or under his control.

17.3.5	The Executive shall not make or keep or permit any person to make or keep on his behalf any copies or extracts of the items referred to in sub-clause 17.3.4 in any medium or form.

18.	OBLIGATIONS AFTER EMPLOYMENT

18.1	The Executive shall not directly or indirectly, whether on the Executive’s own behalf or on behalf of another person:

18.1.1	for the period of 12 months following the Termination Date:

18.1.1.1	so as to compete with the Group in any part of the Restricted Business solicit or entice away or seek to solicit or entice away or deal with any person who was at any time during the Relevant Period a client of the Group with whom:

(a)	the Executive shall have had material dealing in the course of the Employment at any time in the Relevant Period; or

(b)	to the Executive’s knowledge any employee of the Group who is under the Executive’s control shall have had material dealing in the course of their employment with the Group during the Relevant Period;

18.1.1.2	so as to compete with the Group in any part of the Restricted Business solicit or entice away or seek to solicit or entice away any person who was at the Termination Date negotiating with the Group with a view to dealing with that company as a client and with whom:

(a)	the Executive shall have had material dealings in the course of the Employment at any time in the Relevant Period; or

(b)	the Executive’s knowledge any employee of the Group who is under the Executive’s control shall have had material dealings in the course of their employment with the Group during the Relevant Period;

18.1.1.3	solicit or entice away or seek to solicit or entice away from the Group any person who is and was at the Termination Date employed or engaged by the Group in any part of the Restricted Business in a senior managerial, technical, supervisory, sales, marketing or risk assessment capacity and was a person with whom the Executive had material dealings in the course of the Employment during the Relevant Period; or

18.1.1.4	so as to compete with the Company in any part of the Restricted Business seek to entice away from the Group or otherwise solicit or interfere with the relationship between the Group and any supplier of such company with whom the Executive shall have had material dealings in the course of the Employment during the Relevant Period;

18.1.2	at any time after the Termination Date:

18.1.2.1	induce or seek to induce by any means involving the disclosure or use of Confidential Information any customer to cease dealing with the Group or to restrict or vary the terms upon which it deals with the Company;

18.1.2.2	be held out or represented by the Executive or any other person, as being in any way connected with or interested in the Group; or

18.1.2.3	disclose, divulge or communicate to any person or persons whatsoever or make use of any Confidential Information.

18.2	Any period of Garden Leave served by the Executive pursuant to Clause 16.6 shall reduce the 12-month period referred to in Clause 18.1.1 by an equal period of time.

19.	DISCIPLINARY AND GRIEVANCE PROCEDURE

19.1	There are no specific disciplinary rules or procedures applicable to the Executive. Any matters concerning the Executive’s unsatisfactory conduct or performance will be dealt with by the Chief Executive Officer. An appeal against any disciplinary decision should be made by the Executive in writing to the Board, whose decision will be final. The Company will however observe all statutory requirements in all disciplinary matters.

19.2	If the Executive has any grievance relating to his Employment (other than one relating to a disciplinary decision) he should refer such grievance to the Chief Executive Officer and if the grievance is not resolved by discussion with him it will be referred for resolution to the Board, whose decision shall be final. Again, the Company will observe all statutory requirements in all grievance matters.

20.	COLLECTIVE AGREEMENTS

There are no collective agreements that affect the terms and conditions of the Executive’s employment.

21.	DEDUCTIONS

The Executive consents to the deduction at any time from any salary or other sum due from the Company to the Executive including any payment on termination of employment, of sums owed by the Executive to the Company either by way of a loan, overpaid salary with respect to holiday where the Executive has taken more holiday than his accrued entitlement at the date of termination of employment or expenses.

22.	ENTIRE AGREEMENT

This Agreement together with any documents referred to in this Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of the employment or engagement of the Executive by the Company. No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

23.	DATA PROTECTION

23.1	For the purposes of complying with the Data Protection Act 1998 the Executive agrees to provide the Company or any Associated Company with any personal data and sensitive personal data relating to him that either may request and he further consents to the holding and processing (in manual, electronic or any other form) of such data by the Company and/or any Associated Company and/or any agent or third party nominated by the Company and bound by a duty of confidentiality, for the purpose of:

23.1.1	employee related administration;

23.1.2	processing his file and management of its business;

23.1.3	compliance with applicable procedures, laws and regulations;

23.1.4	providing data to external suppliers for the provision and administration of his remuneration and any benefits and any benefits; and/or

23.1.5	to evaluate the efficiency of the Company’s and any Associated Companies’ business systems.

24.	RELEASES AND WAIVERS

24.1	The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by the Executive without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed.

24.2	No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company shall constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

25.	GOVERNING LAW AND JURISDICTION

25.1	This Agreement shall be governed by and construed in accordance with Scottish law.

25.2	Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the Scottish courts.

EXECUTED as a DEED by QUOTIENT BIODIAGNOSTICS HOLDINGS LIMITED acting by:

Director:	)	/s/ Paul Cowan	Dated 8/30/12

Director/Secretary:	)	/s/ Jeremy Stackawitz	Dated 8/30/12

EXECUTED as a DEED by	)	/s/ Roland Boyd	Dated 8/30/12
Roland Boyd	)
in the presence of	)

Signature of Witness:	)	/s/ Brian Williamson	Dated 8/30/12

Name:	Brian Williamson

Address:	7 Cramond Park
Eduteursh

Occupation:	Chartered Accountant